As filed with the Securities and Exchange Commission on February 15, 2024

Registration No. 333-256659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Garrett Motion Inc.

(Exact name of registrant as specified in its charter)

Delaware	6331	82-4873189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jerome P. Maironi

Senior Vice President, General Counsel and Corporate Secretary

Garrett Motion Inc.

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

Garrett Motion Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-256659) on May 28, 2021, as amended by Pre-Effective Amendment No. 1 thereto on June 9, 2021, which was declared effective by the SEC on June 11, 2021, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, which was declared effective by the SEC on June 14, 2022 and by Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, which was declared effective by the SEC on April 19, 2023 (as amended, the “Original Registration Statement”).

The Original Registration Statement was filed to register the offer and sale from time to time by the selling stockholders named in the Original Registration Statement or their permitted transferees of up to 52,471,709 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), up to 243,265,707 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and up to 243,265,707 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock (collectively, the “Registered Securities”). The Original Registration Statement was filed while the Company was ineligible to use Form S-3. As of the date hereof, the Company meets the eligibility requirements of Form S-3 and therefore may use its Registration Statement on Form S-3 (File No. 333-277082), which was filed with the SEC on February 15, 2024 and automatically became effective upon filing (the “New Registration Statement”).

Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 3 is being filed to terminate the effectiveness of the Original Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 3, all the Registered Securities that remain unsold under the Original Registration Statement as of the date thereof. An aggregate of 138,436,618 shares of Common Stock that remain unsold under the Original Registration Statement currently are registered under the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rolle, Switzerland, on the 15th day of February, 2024.

GARRETT MOTION INC.

By:	/s/ Jerome Maironi
	Name:	Jerome Maironi
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment no. 3 to the registration statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.